EXHIBIT 99.6

AMENDMENT NO. 1

TO

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 to the SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, dated September 4, 2009 (“Amendment”), among Echo Metrix, Inc., a Delaware corporation (the “Company”) and Rock Island Capital, LLC, a Florida limited liability company (“Rock Island” or the “Buyer”).

BACKGROUND

Pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, and entered into by and among the Company and Rock Island (the “Agreement”): (i) the Company has agreed to sell to Rock Island, and Rock Island has agreed to purchase from the Company, an aggregate of 550,055 shares of the Company’s Series B Preferred Stock for an aggregate price of $5,000,000.  The parties now desire to enter into this Amendment to modify the terms of the Agreement as more specifically set forth herein

All capitalized terms used but not defined herein shall have the meanings assigned them in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree to amend the Agreement as follows:

1.           Amendment to Section 2.1.  Section 2.1 of the Agreement shall be amended to replace the reference to “December 2, 2009” with a reference to “January 8, 2010”.

2.           Amendment to Section 2.2. Section 2.2 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.2 is inserted:

2.2           Issuance and Delivery of the Purchase Shares.

 (a) Following receipt by the Company of each tranche of the Purchase Price in accordance with Section 2.4 below, the Company shall issue and deliver to the Buyer (i) certificates representing the pro rata portion of the Purchase Shares equal to the value of the amount paid in such tranche, and (ii) warrants to purchase such number of shares of Common Stock equal to the number of shares of Common Stock into which the Purchase Shares delivered in accordance with subsection (i) above are convertible (the “Purchase Warrants”).  Hereinafter, as applicable context permits, references to Purchase Shares in this Agreement may also include references to the Purchase Warrants.

 (b)  Provided that by January 8, 2010, the Company has received an aggregate of $5,000,000 (the “Aggregate Purchase Price”) pursuant to the Agreement (as amended), and provided further that the Buyer or the members of the Buyer as of September 9, 2009, (including any member of the Buyer to whom rights or securities purchased under the Agreement were assigned as of September 9, 2009),still beneficially own at least 66% of the 550,055 shares of the Company’s Series B Preferred Stock purchased pursuant to the Agreement the Company shall, within five days of its receipt of the Aggregate Purchase Price issue to the Buyer warrants to purchase 20,000,000 shares of Common Stock at an exercise price of $0.15 per share with a term of five years.  These warrants shall be immediately exercisable and not subject to any vesting schedule.

This obligation in Section 2.2(b) to issue warrants at the Closing is in lieu of the obligation to issue warrants referenced on Schedule 1 to the Agreement.  Such reference to issuing warrants on Schedule 1 to the Agreement is hereby deleted in its entirety.

3.           Amendment to Section 2.4.  Section 2.4 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.4 is inserted:

2.4           Delivery of Purchase Price.  The aggregate Purchase Price shall be paid by the Buyer to the Company by wire transfer in the following three  tranches:  (1) the sum of $2,000,000.00 shall be wire transferred to the Company in accordance with the wire transfer instructions attached hereto on or before September 9, 2009 (of which the Company acknowledges $1,000,000 has been received); (2) the sum of $2,000,000.00 shall be wire transferred to the Company no later than December 2, 2009; and (3) the sum of $1,000,000.00 shall be wire transferred to the Company no later than January 8, 2010.

4.           Amendment to Section 2.5.  Section 2.5 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.5 is inserted:

2.5           Use of Proceeds.  The Company shall use the net proceeds from the issuance of the Purchase Shares for repayment of existing indebtedness., and general working capital purposes.

5.           Amendment to Section 2.6.  Section 2.6 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.6 is inserted

2.6           Board of Directors.

(a) On September 9, 2009, provided that the Buyer pays the installment of the Purchase Price that is due and payable on such date in accordance with Section 2.4, the Company shall  allow the Buyer to designate one member for service on the board of directors of the Company on such date, provided that such election is subject to Delaware law, the Rules and Regulations of the Securities and Exchange Commission and the procedures delineated in the Company’s current by-laws and articles of incorporation as filed with the SEC.  The Buyer shall also have the right to remove such designee and to fill any vacancy caused by the resignation, death or removal of such designee. Notwithstanding the foregoing, following January 8, 2010, the Buyer’s right to appoint one member of the board of directors pursuant to this Section 2.6(a) shall cease and any right of the Buyer to appoint directors shall be pursuant to Section 2.6(b) below and not this Section 2.6(a).

(b)           Provided that by January 8, 2010, the Company has received the Aggregate Purchase Price pursuant to the Agreement (as amended), and provided further that the Buyer or the members of the Buyer as of September 9, 2009, (including any member of the Buyer to whom rights or securities purchased under the Agreement were assigned as of September 9, 2009), still beneficially own at least 66% of the 550,055 shares of the Company’s Series B Preferred Stock purchased pursuant to the Agreement, the Company shall, allow the Buyer to designate for election to the Company’s Board of directors such number of directors as will constitute a majority of the members of the Company’s Board of Directors and such members will at all times while the Buyer or the members of the buyer as of September 9, 2009 (including any member of the Buyer to whom rights or securities purchased under the Agreement were assigned as of September 9, 2009), still beneficially own at least 66% of the 550,005 shares of the Company’s Series B Stock purchased pursuant to the Agreement, constitute a majority of the board of directors of the Company.  Such elections are subject to Delaware law, the Rules and Regulations of the Securities and Exchange Commission and the procedures delineated in the Company’s current by-laws and articles of incorporation as filed with the SEC.  The Buyer shall also have the right to remove such designees and to fill any vacancy caused by the resignation, death or removal of such designees.  Seller represents that the total number of directors currently sitting on the board of directors of the Company is fixed at seven.

6.           Amendment to Section 2.7.     Section 2.7 shall be deleted in its entirety and, in lieu thereof, the following new Section 2.7 is inserted:

2.7.          Preemptive Rights.     Provided that by January 8, 2010, the Company has received the Aggregate Purchase Price and provided further that the Buyer or the members of the Buyer as of September 9, 2009 (including any member of the Buyer to whom rights or securities purchased under the Agreement were assigned as of September 9, 2009), still beneficially own at least 66% of the 550,055 shares of the Company’s Series B Preferred Stock purchased pursuant to the Agreement, if the Company issues options or warrants at a stated exercise price, except with respect to an Exempt Issuance, the Buyer shall have the right to purchase common shares at the same exercise price. Provided that by January 8, 2010, the Company has received the Aggregate Purchase Price, if the Company shall issue shares, options or warrants in exchange for services, or other assets, except with respect to an Exempt Issuance, the Buyer shall have the right to purchase an equivalent number of shares at the price of fifteen cents ($0.15) per share for a period of one (1) year following the date that shares are issued to third parties. ”Exempt Issuance” means the issuance of (a) shares of Common Stock or  options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to this Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

7.           Amendment to Section 2.8.     Section 2.8 shall be amended to delete subsections (i), (ii), (iv), and (v) in its entirety and, in lieu thereof, the following new Section 2.8 shall be inserted: :

(i)	[intentionally omitted]

(ii)	[intentionally omitted]

(iv)	[intentionally omitted]

(v)          [intentionally omitted]

8.           Amendment of Article VII.     Article VII, Registration Rights, of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Article VII, Registration Rights, is inserted:

Provided that by January 8, 2010, the Company has received the Aggregate Purchase Price pursuant to the Agreement (as amended), and provided further that the Buyer or the members of the Buyer as of September 9, 2009 (including any member of the Buyer to whom rights or securities purchased under the Agreement were assigned as of September 9, 2009), still beneficially own at least 66% of the 550,055 shares of the Company’s Series B Preferred Stock purchased pursuant to the Agreement, within thirty days of the receipt of the Aggregate Purchase Price by the Company, and subject to any limitations imposed by Rule 415 (“Rule 415”) under the Securities Act or by the SEC with respect to interpretations thereof or thereunder, the Company shall prepare and file with the SEC a registration statement on Form S-1 (the “Registration Statement”), covering the resale of the shares of Common Stock issuable upon Warrants actually issued pursuant to the Agreement (as amended (collectively, the “Registrable Securities”), and shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than ninety (90) days following the filing of such Registration Statement (150 days if the Securities and Exchange Commission issues comments).

The Company shall use its best efforts to cause the Registration Statement to remain effective under the Act, including, without limitation, the prompt filing of post-effective amendments and supplements, to permit the Purchaser or any transferees therefrom to dispose of Registrable Securities in such registration for a period commencing as of the Closing and ending on the earliest to occur of (i) the date on which all such Registrable Securities which have not been previously sold to the public pursuant to the Registration Statement can be sold to the public under Rule 144, and (ii) the date on which all such Registrable Securities have been sold to the public pursuant to the Registration Statement in accordance with the intended method of distribution thereof.

All costs and expenses of any registration and qualification of the Registrable Securities pursuant to this Article VI shall be borne by the Company, other than (i) any costs and expenses of counsel, accountants, or other advisors retained by the Purchaser and (ii) all transfer, franchise, capital or other taxes, if any, applicable to the Registrable Securities which shall be paid by the Buyer.

9.           Amendment to Section 8.1.  Section 8.1 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 8.1 is inserted:

8.1           By Buyer.  In the event that the Buyer shall fail to pay the first tranche payment of $2,000,000 on or before September 9, 2009 (of which the Company acknowledges $1,000,000 has been received), this Agreement shall become null and void and of no further force and effect.  In the event that Buyer shall fail to pay the second or third tranche payments beyond applicable cure periods, from and after such date, the Company may terminate the Agreement and the same shall become null and void, provided, however, that the Company shall, in any event, retain the portion of the Purchase Price paid and the Buyer shall retain the portion of the Purchase Shares and Purchase Warrants issued pursuant to such earlier payment.  If Buyer shall fail to pay the second or third tranche payment, the Company shall have no right to pursue any other remedy against Buyer except as set forth in this Section 8.1.

10.         Exhibit A.  Exhibit A to the Agreement (the Certificate of Designations) is hereby amended in its entirety to be deleted and replaced with the Certificate of Designations that is attached hereto as Exhibit A.

11.         No Other Changes.  All other terms and conditions of the Agreement shall remain in full force and effect as provided in the Agreement.

12.         Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.         Applicable Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of laws thereof.

14.         Headings.  The headings contained in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth opposite their respective names.

ECHO METRIX, INC.

By:	/s/Jeffrey Greene
Name: Jeffrey Greene
Date: 9/9/09
Title: Chief Executive Officer

ROCK ISLAND CAPITAL, LLC

By:	/s/Richard Grossfeld
Name: Richard Grossfeld
Date: 9/9/09
Title: Managing Member

Amendment No. 1 to Series B Convertible Preferred Stock Purchase Agreement

EXHIBIT A

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

of

ECHO METRIX, INC.

__________________________________

Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware

____________________________________

Echo Metrix, Inc., a Delaware corporation (the “Company”), hereby certifies that pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by its certificate of incorporation (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151(g) of the General Corporation Law of Delaware, the Board, by unanimous written consent, adopted the following recitals and resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, pursuant to the Certificate of Incorporation, the Company is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), with such designations, preferences, rights and qualifications, limitations or restrictions as may be determined by the Board from time to time, of which 1,526,718 shares are designated as Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) and 901,237  shares of such Series A Preferred Stock are  issued and outstanding;

NOW THEREFORE, BE IT

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation, there hereby is created, out of the 25,000,000 shares of Preferred Stock authorized by the Certificate of Incorporation, a series of Preferred Stock consisting of 550,055 shares, which series shall have the following powers, designations, preferences and rights, as well as the qualifications, limitations and restrictions:

1.           Designation.  This series of Preferred Stock shall be designated as the “Series B Preferred Stock.”

2.           Authorization.  The Company shall have the authority to issue 550,055 shares of the Series B Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock”).

3.           Dividend Provisions.

(a)           The holders of Series B Preferred Stock shall be entitled to cumulative dividends in preference to any dividends on the Common Stock at the rate of 7% of $9.09 (the “Purchase Price”) per annum payable quarterly. Dividends shall begin to accrue on the day following the date of issuance of the Series B Preferred Stock and shall be payable on the first day following the end of each of the Company’s fiscal quarters (each, a “Dividend Date”) with the first Dividend Date being January 1, 2010.   If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date.  Dividends shall be payable in shares of Common Stock (“Dividend Shares”).  Dividends shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the amount of interest payable divided by the average of the volume weighted average price for each day during the period commencing thirty (30) days preceding but not including the Dividend Date.  If any Dividend Shares are to be issued on a Dividend Date, then the Company shall, within five (5) business days of the applicable Dividend Date, issue and deliver to such holder of Series B Preferred Stock a certificate, registered in the name of such holder or its designee, for the number of shares of Common Stock to which such holder shall be entitled.

(b)           After payment of any dividends pursuant to Section 3(a), any additional dividends shall be distributed among all holders of Common Stock and all holders of Series B Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder of Series B Preferred Stock if all shares of Series B Preferred Stock were converted to Common Stock at the then effective conversion rate.

4.           Liquidation Preference.

(a)           In the event of a Liquidation Event (as defined below), the holders of Series B Preferred Stock shall be entitled to receive, pari passu with the payment or distribution of assets to the Series A Preferred Stock but  prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) the Purchase Price plus an annualized internal rate of return (“IRR”) of 8% for the period from the issuance date of the issued and outstanding Series B Preferred Stock to the date when all amounts under this Section 4(a) are paid in full, and (B) an amount equal to all declared but unpaid dividends for each outstanding share of Series B Preferred Stock (the “Preference Amount”), proportionally adjusted for Recapitalizations.  If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Preference Amount, then the entire assets and funds of this Company legally available for distribution to stockholders shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full Preference Amount each such holder is otherwise entitled to receive under this Section 4(a).

(b)           Upon completion of the distributions required by Section 4(a), all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of the Company’s Series A Preferred Stock, Series B Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each holder, assuming full conversion of all such Series A Preferred Stock and Series B Preferred Stock.

(c)           For purposes of this Section 4, unless the holders of at least a majority of the voting power of the Series B Preferred Stock then outstanding, voting together as a single class on an as-converted basis, give prior written consent, a “Liquidation Event” shall be deemed to be occasioned by a liquidation, dissolution or winding up of the Company, either voluntary or involuntary.

5.           Conversion.  The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price by the conversion price (the “Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price shall be $0.0909, which implies that each share of Series B Preferred Stock is initially convertible into Common Stock on a 1-to-100 basis; provided, however, that the Conversion Price shall be subject to adjustment as set forth in this Section 5.

(b)           Mechanics of Conversion.  Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Company shall, as soon as practicable thereafter and in any event within three business days after such notice, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten public offering of the Company’s Common Stock, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s Common Stock pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such public offering.

(c)           Conversion Price Adjustments of Preferred Stock.  The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)
In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)
If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of such Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(d)           Other Distributions.  In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(c)(i), then, in each such case for the purpose of this Section 5(d), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of such Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(e)           Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 3(b) or this Section 5), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Series B Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series B Preferred Stock held by such holder would have been entitled on such recapitalization.

(f)           No Impairment.  The Company will not, by amendment of this Certificate of Designation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(g)           No Fractional Shares and Certificate as to Adjustments.

(i)
No fractional shares shall be issued upon the conversion of any share of Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of fractional shares up to the nearest number of whole shares.

(ii)
Upon the occurrence of each adjustment or readjustment of the Conversion Price of any Series B Preferred Stock pursuant to this Section 5(g)(ii), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such Series B Preferred Stock.

(h)           Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)           Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the certificate of incorporation of the Corporation, as amended.

(j)           Waiver of Adjustment to Conversion Prices.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series B Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance by the vote or written consent of the holders of not less than 75% of the outstanding shares of the Series B Preferred Stock.  Any such waiver shall be binding upon all current and future holders of shares of such Series B Preferred Stock.

(k)           Mandatory Conversion.  If the Company has not received an aggregate of $5,000,000 (the “Aggregate Investment Amount”) from Rock Island Capital LLC (“Rock Island”) holders of the Series B Preferred Stock on or before January 8, 2010 in accordance with the terms of that certain Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009 (the “Purchase Agreement”), entered into by and among the Company and the initial holder of the Series B Preferred Stock and/or its assigns, then the Company may at any time thereafter give the holders of the Series B  Preferred Stock written notice of a mandatory conversion of the Series B Preferred Stock and, if the unpaid portion of Aggregate Investment Amount is not paid to the Company in accordance with the Purchase Agreement within ten (10) days following the receipt of such written notice by the holders of the Series B Preferred Stock, all outstanding shares of Series B Preferred Stock will automatically, and without any action on the part of any person being required, convert into shares of the Company's Common Stock at the Conversion Price determined in accordance with the other provisions of this Section 5 and such shares of Series B Preferred Stock shall be null and void. ..

6.           Voting Rights and Board of Directors.

(a)           General.  Provided that by January 8, 2010, the Company has received the Aggregate Investment Amount in accordance with the Purchase Agreement and provided further that Rock Island or the members of Rock Island as of September 9, 2009 (including  any member of Rock Island  to whom rights or securities purchased under the Purchase Agreement were assigned as of September 9, 2009),  beneficially own at least 66% of the 550,055 shares of the Company’s Series B Preferred Stock purchased pursuant to the Purchase Agreement (the the “ Voting Threshold”), the holders  of outstanding Series B Preferred Stock shall have the right to two (2) votes for each share of Common Stock into which such share of Series B Preferred Stock could then be converted.  With respect to such votes and except as otherwise expressly provided herein or as required by applicable law, provided the Voting Threshold has been met, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote.

(b)           Reserved.

(c)           RESERVED. .

7.           Protective Provisions.  Provided that by January 8, 2010, the Company has received the Aggregate Investment Amount in accordance with the Purchase Agreement and provided further that Rock Island  or the members of Rock Island as of September 9, 2009) (including  any member of Rock Island to whom rights or securities purchased under the Purchase Agreement were assigned as of September 9, 2009), still beneficially own at least 66% of the 550,055 shares of the Company’s Series B Preferred Stock purchased pursuant to the Purchase Agreement, the Company shall not, without first obtaining the approval of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock voting together as a single class:

(i)	increase or decrease the authorized size of the Board or any committee thereof or create any new committee of the Board;

(ii)	propose to amend or waive any provision of the Company’s constitutional documents;

(iii)
except with respect to an Exempt Issuance, sell or issue any equity or debt security or warrant, option or other right to purchase any equity or debt security (with the exception of any shares issued  upon conversion of shares of the Series B Preferred Stock or warrants issuable pursuant to the Purchase Agreement) or declare or pay any dividend or distribution or redeem or make, or engage in a transaction that results in, any acquisition, sale of a substantial portion of equity or assets, merger, consolidation, plan of arrangement, redomiciling, joint venture or partnership arrangements or form any new subsidiary (including any “variable interest entity”) or pass any resolution relating to reduction of share capital, dissolution or liquidation; or

(iv)
engage or enter into any transaction or agreement with any of the Company’s affiliates, shareholders, directors or officers, relatives of such shareholders, directors or officers or affiliates of such relatives or other related parties.

For the avoidance of doubts, this Section 7 does not intend to, nor does it, create and recognize any additional rights (other than those rights already provided in the General Corporation Law of the State of Delaware or other applicable laws) to stockholders that are not holders of the Series B Preferred Stock.  The approval requirement of the holders of the Series B Preferred Stock as set forth above for any matters listed in this Section 7 does not, by itself, indicates that such matter must be determined or approved by stockholders in general.

8.           “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Securities Purchase Agreement between the Company and Rock Island, as amended (the “Agreement”) and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Certificate of Designations, provided that such securities have not been amended since the date of this Certificate of Designations to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (as defined in the Agreement) which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities

9.           Amendments.     The terms, conditions, rights and preferences contained in this Certificate of Designation may be amended, modified, waived, amended and restated or replaced in its entirety upon the approval of the Board with the consent of at least two-thirds of the then outstanding shares of Series B Preferred Stock voting as a separate class.

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IN WITNESS WHEREOF, the foregoing Certificate of Designation has been duly executed on behalf of the Company by the undersigned on September 9, 2009.

Echo Metrix, Inc.

By:	/s/ Jeffrey Greene
Jeffrey Greene
Chief Executive Officer and President